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                                                                  Exhibit 99(ii)
                                                                  --------------
                          EXIGENT INTERNATIONAL, INC.
                      ANNOUNCES NEW MANAGEMENT STRUCTURE

     MELBOURNE, Fla. -- December 22, 1997 -- Exigent International, Inc today announced a refinement of its management structure to facilitate its transition from a privately-held to a publicly-held company. The change will accommodate the new challenges, obligations and responsibilities which accompany this transition.

     "We are currently restructuring our organization and work processes to focus our energy and attention to our primary goals, and to better serve our many customers," said Bernie Smedley, Chief Executive Officer. "We remain dedicated to providing best-in-class products and services to support our customers, and to providing the highest possible return to our shareholders," he added.

     Effective immediately, Mr. Smedley assumes the responsibilities of President and Chief Operating Officer formerly held by Jeffrey C. Clift, with all administrative functions now reporting directly to him. Jim Trafficant, Executive Vice-President of Commercial Business, has been given sole responsibility for the company's commercial business activities.

     Mr. Clift has resigned to pursue opportunities more closely related to his personal interests.

     Exigent International, Inc. was formed in 1996 as a holding company, to capitalize on emerging high-technology opportunities. Headquartered in Melbourne, Florida, USA, Exigent's two current subsidiaries are Software Technology, Inc. (STI), and FotoTag, Inc. STI's software product OS/COMET controls satellite constellations such as IRIDIUM(R) and the United States Air Force's Global Positioning System, the two largest in the world. FotoTag develops advanced systems that track location and movement of people and objects.

     The company trades on the Chicago Stock Exchange as XNT and XNTWS, and on the NASDAQ Electronic Bulletin Board under the symbols XGNT and XGNTW.

     Additional information about the company may be found on its web site: http://www.xgnt.com.

For Corporate Information: Ray Foster or Julie Holan, Fitzgerald Communications, Inc. (407) 251-1020.

For Financial Information: Don Riordan, Exigent International, Inc. CFO
(407) 723-3999 or Jim Wheeler of Jim Wheeler & Associates, Investor Relations Consultant (847) 918-8464.

OS/COMET is a registered trademark of Software Technology, Inc.
IRIDIUM(R) is a registered trademark and service mark of Iridium LLC.